EXHIBIT 99.1

News Release
P.O. Box 110 Route 5 South Deerfield MA 01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

Yankee Candle Company Redeems Remaining Senior Notes due 2015

South Deerfield, MA--February 15, 2013--The Yankee Candle Company, Inc. (“Yankee Candle”) redeemed the remaining $10 million in aggregate principal amount of its 8 1/2% Senior Notes due 2015 on February 15, 2013.  Because all of the Senior Notes due 2015 have been redeemed, the obligations of Yankee Candle and the guarantors under the related indenture have been discharged.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 43-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 27,800 store locations, a growing base of Company owned and operated retail stores (568 Yankee Candle Stores located in 46 states and 1 province in Canada as of December 29, 2012), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,900 store locations and distributors covering a combined 55 countries.